UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 16, 2020

(Date of Report (date of earliest event reported)

Cutera, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	CUTR	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.	Results of Operations and Financial Condition.

On April 16, 2020, Cutera, Inc. (the “Company” or “we”) filed with the Securities and Exchange Commission a preliminary prospectus supplement to its effective shelf registration statement on Form S-3 (File No. 333-237552) (the “Preliminary Prospectus Supplement”) pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”), relating to a proposed public offering of Company’s common stock. The Company included the following disclosure in the Preliminary Prospectus Supplement:

“Recent Operating Results (Preliminary and Unaudited)

A brief summary of certain of our consolidated preliminary estimates of unaudited financial results for the quarter ended March 31, 2020 is set forth below on the basis of methodologies other than in accordance with accounting principles generally accepted in the United States of America, or GAAP, and based upon information available to us as of the date of this prospectus supplement. This summary is not meant to be a comprehensive statement of our consolidated financial results for these periods. The following financial data for the quarter ended March 31, 2020 is preliminary and based upon our estimates, and actual results may differ from these estimates following the completion of our financial closing procedures and related adjustments. We have provided ranges, rather than specific amounts, for the consolidated preliminary estimates of unaudited financial results for the quarter ended March 31, 2020 below primarily because our financial closing procedures for the quarter ended March 31, 2020 are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from the preliminary estimates. This preliminary estimated data should not be considered a substitute for the financial information to be filed with the SEC in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 once it becomes available. See the sections titled “Risk Factors”, “Use of Non-GAAP Financial Measures” and “Forward-Looking Statements” in this prospectus supplement and the information incorporated herein for additional information regarding factors that could result in differences between the preliminary estimated ranges of certain of our consolidated preliminary estimates of unaudited financial results for the quarter ended March 31, 2020 below and the actual financial and other data we will report for the quarter ended March 31, 2020.

In the three months ended March 31, 2020, our revenue is expected to be between approximately $31.5 million and $32.0 million, as compared to $36.0 million for the three months ended March 31, 2019. In the three months ended March 31, 2020, our gross profit on a non-GAAP basis is expected to be between approximately $14.0 million and $15.0 million, as compared to $17.7 million for the three months ended March 31, 2019, which, when calculated on a GAAP basis, would be equivalent to a range of approximately $13.0 million to $14.0 million. In the three months ended March 31, 2020, our loss from operations on a non-GAAP basis is expected to be between approximately $8.0 million and $9.0 million, as compared to a loss of $4.7 million for the three months ended March 31, 2019, which, when calculated on a GAAP basis, would be equivalent to a range of approximately $13.0 million to $14.0 million. Our cash balance as of March 31, 2020 was approximately $19.3 million.

When calculating our gross profit on a non-GAAP basis for the three months ended March 31, 2020, we excluded approximately $0.3 million in stock based compensation and $0.1 million in depreciation and amortization. When calculating our loss from operations on a non-GAAP basis for the three months ended March 31, 2020, we excluded approximately $2.2 million in stock based compensation, $1.8 million in depreciation and amortization, $0.6 million in implementation costs for our CRM and ERP systems and certain non-recurring legal expenses.

The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, our management. BDO USA, LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, BDO USA LLP does not express an opinion or any other form of assurance with respect thereto.”

Special Note Regarding Forward-Looking Statements

The consolidated preliminary estimates of unaudited financial results for the quarter ended March 31, 2020 are forward-looking statements and may differ materially from actual results. These estimates should not be viewed as a substitute for our full interim financial statements. Accordingly, you should not place undue reliance on this preliminary data.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUTERA, INC.

Date: April 16, 2020	/s/ Darren W. Alch
Darren W. Alch
Vice President, General Counsel & Corporate Secretary